UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

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Elizabeth Arden, Inc.

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Memo

TO:	All Elizabeth Arden Employees	DATE:	June 16, 2016

FROM:	E. Scott Beattie Chairman & CEO

RE:	Organizational Announcement	CC:

The strength of our brands, the depth of our talent and the improvements in our business have not gone unnoticed in the beauty marketplace. Recently we have received interest in our company that the Board of Directors has carefully reviewed. In a press release earlier today, we announced that we have signed an agreement with Revlon, Inc., under which Revlon will acquire our company. This transaction is designed to create a leading global beauty competitor across the prestige, mass and professional channels, leveraging the strengths and talent from within both organizations.

As you know, Revlon is an iconic beauty company that is primarily focused in the mass and professional channels. Acquiring Elizabeth Arden, Inc. accelerates their position into global prestige beauty with the Elizabeth Arden brand and our robust fragrance portfolio.

This transaction, which is subject to regulatory approvals, is expected to close later this year. I strongly believe and support that this is a positive development for our company and demonstrates the value that Revlon sees in the Elizabeth Arden brand, our impressive portfolio of fragrance brands, our global footprint and the future growth and positive momentum that each of you has played a part in helping to drive in our business. Combining our expertise, product categories and global reach, as well as our entrepreneurial spirit and commitment to excellence creates a stronger company together.

I understand that the most natural reaction is to want to understand what this means for you. I am committed to ensuring that our people are the most important priority. The executive team of Revlon has noted the strong culture that we have as an organization. As part of a larger, $3B company, there will be synergies between the two organizations; however, there will also be enhanced career opportunities for many. It is important to note that prior to the transaction closing, there are no plans for staff reductions as a result of this transaction, and we will continue to operate independently.

We remain accountable to continue our positive business momentum and ensure a strong finish to our fiscal 2016. For fiscal 2017, we will continue to manage, execute and be compensated based on our business plans and budgets that we have developed. In the coming weeks, we will begin integration planning and will provide more information to you in due course. I know that I can count on each of you to remain focused on your contribution to our business efforts and results.

200 Park Avenue South, 7th Floor, New York, New York, 10003

I want to take the opportunity to thank each of you not only for your hard work over the last 18 months as we collectively rebuilt our business, but also for your unwavering dedication to our company and to each other. We have made significant accomplishments that we can all be proud of and we all should look forward to this next chapter in the Company’s evolution.

We will be hosting a town hall meeting in our New York office tomorrow at 11:30 am EST with Fabian Garcia, President and Chief Executive Officer of Revlon. We will send the link to a video of this Town Hall shortly thereafter so that all employees globally will be able to view it. Should you have questions that you wish to submit to the town hall, please direct them to Lita Cunningham, SVP Global Human Resources (Lita.cunningham@elizabetharden.com). An “Employee Frequently Asked Questions” is also being provided.

The leadership team and I commit to keeping you informed as we go forward.

Sincerely,

E. Scott Beattie

Chairman & CEO

Additional Information and Where to Find It

Elizabeth Arden, Inc. (the “Company”) plans to file a proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the special meeting of the Company’s stockholders to be held in connection with the transaction (the “Special Meeting”). Promptly after filing its Proxy Statement in definitive form with the SEC, the Company will mail the Proxy Statement to each stockholder entitled to vote at the Special Meeting. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the Proxy Statement and any other documents filed by the Company with the SEC in connection with the Special Meeting at the SEC’s website (http://www.sec.gov) or by contacting the investor relations department of the Company at 203-682-8200.

The Company, its directors and certain executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with the transaction. Information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, together with information regarding Intel or any Intel director or executive officer to the extent they may be deemed participants in the solicitation, will be included in the Proxy Statement and other relevant documents to be filed with the SEC in connection with the Special Meeting. Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2015 Annual Meeting of Stockholders, which was filed with the SEC on April 29, 2016, and in any subsequent Statements of Change in Ownership on Form 4 filed by such individuals with the SEC.